EXHIBIT 10.6

BRIDGEHAMPTON NATIONAL BANK
Supplemental Executive Retirement Plan

Article I – Purpose and Establishment
1.1           Purpose:  Bridgehampton National Bank (the “Bank”) desires to establish a supplemental executive retirement plan for the exclusive benefit of certain of its executive employees to avoid decreased retirement benefits because of limitations imposed by Section 401(a)(17) and/or Section 415 of the Internal Revenue Code of 1986, as amended.  The Bank intends that any Participant or Beneficiary (as hereinafter defined) under the Plan shall have the status of a general unsecured creditor of the Bank and Bridge Bancorp, Inc. (the holding company for the Bank)(the “Company”), as to the Plan and any related Trust Fund (as hereinafter defined) which may be established.
1.2           Establishment:  The Bank hereby establishes the Bridgehampton National Bank Supplemental Executive Retirement Plan, effective January 1, 2001.

Article II – Definitions
2.1           “Actuary” shall mean the firm which provides actuarial services for the Pension Plan or such other firm as may be appointed by the Chief Executive Officer of the Bank (“CEO”) from time to time to provide actuarial services for the Plan.
2.2           “Agreement” shall mean a separate participation agreement executed by a corporate officer on behalf of the Bank and a Participant evidencing such Participant’s participation in the Plan and any special circumstances regarding participation.
2.3           “Beneficiary” shall mean the Beneficiary designated under the Plan with respect to which benefits hereunder are payable.  The Participant shall designate a Beneficiary hereunder by delivering to the Committee a written designation of Beneficiary specifically made with respect to this Plan.  Any change in designation of a Beneficiary must also be delivered to the Committee in writing.  In the absence of a Beneficiary designation, any benefits owed under the Plan on behalf of a deceased Participant shall be paid to the Participant’s estate.
2.4           “Board” shall mean the Board of Directors of the Bank.
2.5           “Change in Control” shall have the meaning set forth in Section 6.8 of the Plan.
2.6           “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
2.7           “Committee” shall mean the Chief Executive Officer and the Chief Financial Officer of the Bank or any such other individuals designated by the Board from time to time.
2.8           “Compensation” shall mean a Participant’s total taxable wages paid to him from the Bank or the Company, or a subsidiary of either (any such subsidiary referred to herein as a “Subsidiary”), in any calendar year.
2.9           “Effective Date” shall mean January 1, 2001.
2.10         “Participant” shall mean a senior executive employee of the Bank who has been nominated by the Board or who is participating in the Plan pursuant to the terms of an employment agreement between the executive and the Bank.  Such senior executive employee shall become a Participant in the Plan on the date specified in such an employment agreement, or, if no such date is specified in such an employment agreement, on the date specified by the Board.
2.11.        “Plan” shall mean the Plan as is set forth in this document as it may be amended from time to time.  The Plan shall be known as the Bridgehampton National Bank Supplemental Executive Retirement Plan.
2.12         “Retirement Plans” shall mean the Prototype Plan of the New York State Bankers Retirement System as adopted by The Bridgehampton National Bank (the “Pension Plan”) and the Bridgehampton National Bank 401(k) Plan (the “401(k) Plan”) as they may be amended from time to time, or such other qualified retirement plan or plans as the Bank may from time to time adopt.
2.13         “Total and Permanent Disability” shall mean the Participant is unable to perform his duties for the Bank because he is disabled within the meaning of Treasury regulation 1.409A-3(i)(4) or any successor thereto.
2.14         “Trust Agreement” shall mean the agreement(s) including any amendments thereto entered into between the Bank and the Trustee(s) to carry out the provisions of the Plan.
2.15         “Trust Fund” shall mean the cash and other properties held and administered by the Trustee(s) pursuant to the Trust Agreement(s) to carry out the provisions of the Plan.
2.16         “Trustee” shall mean the designated trustee(s) acting at any time under the Trust Agreement(s).

Article III – Eligibility
3.1           Eligibility:  To receive a benefit, a Participant or his Beneficiary must qualify for a benefit under any one of the Retirement Plans, the amount of which is reduced by reason of the application of the limitations set forth in Section 401(a)(17) and/or Section 415 of the Code, or any successor or alternative provisions thereto which have the effect of statutorily limiting or reducing the Participant’s allocations or benefits under the Retirement Plans.

Article IV – Benefits:  Accrual and Entitlement, Form of Payment
4.1           Benefit Accrual and Entitlement:
(A)           Aggregate Benefits:  The benefits under this Plan to which an eligible Participant or his Beneficiary shall be entitled, shall be an amount equal to (B) plus (C) below:
(B)           401(k) Plan:  For each year the Plan is in effect, a credit shall be made to each Participant’s separate account in an amount equal to the amount that would have been contributed by the Bank to the Participant’s account under the 401(k) Plan based on the Participant’s Compensation for services to be performed subsequent to the initial election of the Participant which is made pursuant to Section 4.2, below, and the then existing maximum matching contribution rate set forth in the 401(k) Plan as a percentage of such Compensation, without giving effect to Section 401(a)(17), Section 401(m)(2) and Section 415 of the Code, less the maximum amount that could have been contributed to the Participant’s account under the 401(k) Plan with respect to such Compensation.  This bookkeeping account entry will be credited with earnings (or losses) on an annual basis in the same percentage as the aggregate earnings or losses in the Participant’s account under the 401(k) Plan.  In the event the Participant has received full distribution of his account from the 401(k) Plan, earnings (or losses) will be credited to any unpaid balance of the Participant’s account in the same percentage as overall earnings (or losses) under the 401(k) Plan each year.
(C)           Pension Plan:  Each Participant will be entitled to an accrual under the Plan based on the existing formula under the Pension Plan as it may be changed from time to time.  Such accrual shall be made without regard to Section 401(a)(17) and Section 415 of the Code.  All years of service credited to the Participant under the Pension Plan shall be credited to the Participant under the Plan for purposes of this Section.  The benefits to which the Participant shall be entitled under this subsection 4.1(C) of the Plan shall equal the benefit the Participant would be entitled to under the Pension Plan if such benefit were computed based upon the Participant’s Compensation for services to be performed subsequent to the initial election of the Participant which is made pursuant to Section 4.2, below, without the restrictions or the limitations imposed by Section 401(a)(17) and Section 415 of the Code, as either section is now or hereinafter in effect less the amount of benefits payable under the Pension Plan with respect to such amounts of Compensation.  The Actuary shall use the factors applicable to the Pension Plan at time of payment for purposes of determining the amount of any benefit.
(D)           Additional Retirement Plans:  In the event the Bank or the Company adopts any other Retirement Plan either the methodology of subsection 4.1(B) or 4.1(C) above shall be applicable to the calculation of the Participant’s benefits under the additional Retirement Plan.
4.2           Payment of Benefits:
The provisions of this subsection 4.2 are subject to the Change in Control provisions of subsection 6.8 below.
(A)           Participant Election:  Subject to the provisions of subsections (B) and (C) below, the payment of benefits to which a Participant or his Beneficiary shall be entitled under each of subsection 4.1(B) and subsection 4.1(C) of this Plan shall be made in the form elected by the Participant with respect thereto in a written election made by the Participant within thirty (30) days after the date that the Participant becomes a Participant in the Plan, or, if no compensation is to be deferred for the calendar year in which such date occurs, not later than the close of the calendar year preceding the year in which compensation is first deferred pursuant to the terms of the Plan, provided that no such election shall apply to compensation paid for services performed prior to the election, subject to and in accordance with Treasury regulation 1.409A-2 or any successor thereto.  Benefit payments shall commence in the form elected by the Participant on the six (6) month anniversary of the date that the Participant separates from service with the Bank, unless such commencement date is deferred in accordance with a duly filed election of the Participant.  After making an initial election as to a form of benefit pursuant to this subsection 4.2(A), any subsequent election of a different form of benefit or commencement date must be made prior to the commencement of benefits in the form selected in accordance with and subject to Section 409A of the Code and the regulations promulgated thereunder, or any successor thereto.  A subsequent election shall not take effect until at least twelve (12) months after the date on which the election is made and unless payment is to be made to the Participant (or on behalf of the Participant) on account of disability, death or an unforeseeable emergency, the payment with respect to which the subsequent election is made shall be deferred for a period that is not less than five (5) years from the date such payment was otherwise scheduled to be made.  For the purposes of the Plan and any election made pursuant thereto, each form of benefit payment (whether to be made in a single lump sum or in installments) shall be treated as a “single payment” as that term is used in Treasury regulation 1.409A-2(b) or any successor thereto.  Notwithstanding the above, as provided in IRS Notice 2007-86, published October 22, 2007, a Participant may file a subsequent election of a different form of benefit on or before December 31, 2008 and the election will be effective immediately. Provided, however, that no Participant election made in 2007 pursuant to this section may cause an amount to be paid in 2007 that would otherwise be paid in a later year, or cause an amount to be paid after 2007 that would otherwise have been paid in 2007 and no Participant election made in 2008 pursuant to this section may cause an amount to be paid in 2008 that would otherwise have been paid in a later year, or cause an amount to be paid after 2008 that would otherwise have been paid in 2008.
(B)           Section 4.1(B) Benefits:  Any benefit payable pursuant to subsection 4.1(B) of the Plan must be paid either in a single lump sum payment or in equal annual installments over either a five (5) or ten (10) year period from date of commencement.
(C)           Section 4.1(C) Benefits:  Any benefit payable pursuant to subsection 4.1(C) of the Plan must be paid in the form of benefit selected by the Participant from the forms of benefit available under the Pension Plan.  The available forms of benefit under the Pension Plan are listed on Exhibit A attached hereto and made part hereof.  For the purpose of determining any lump sum payment payable pursuant to this Section 4.2(C), the present value of the Participant’s accrued benefit shall be determined on the basis of the 1983 GAM Mortality Table as modified and set forth under IRS Revenue Ruling 95-6, and an interest rate equal to the annual rate of interest on 30-year Treasury securities for the month of November most recently preceding the beginning of the calendar year in which the distribution is made (or such other mortality table or annual interest rate that may be applied under Section 1.59 or a succeeding section of the Pension Plan at the time the lump sum payment is to be determined).
(D)           Preretirement Death Benefits.  In the event that a Participant dies before payment begins of his benefits under Plan Sections 4.1(B) and 4.1(C), the Plan shall pay said benefits to the Participant’s designated beneficiary.  The Plan shall pay benefits under Plan Section 4.1(B) to the Participant’s designated beneficiary in the form of benefit elected by the Participant under Plan Section 4.1(B).  The Plan shall pay benefits under Plan Section 4.1(C) to the Participant’s designated beneficiary in the form of a lump sum, in the event the Participant had elected a lump sum as his form of benefit under Plan Section 4.1(C) or, in the event the Participant had elected any of the annuity options available under the Plan as his form of benefit under Plan Section 4.1(C), in the form of a 100% joint and survivor annuity determined as thought the Participant had retired upon the date of death and had immediately commenced receiving his or her benefits.  Payment of all benefits shall commence within 90 days of the Participant’s death.
(E)           Grantor Trust:  The Bank or the Company may establish a Trust or Trusts for the purpose of retaining assets set aside by the Bank or the Company pursuant to a Trust Agreement for payment of all or a portion of the benefits payable pursuant to the Plan.  Any benefits not paid from the Trust shall be paid from the Bank’s or the Company’s general funds.  All Trust Funds shall be subject to the claims of general creditors of the Bank or the Company in the event either the Bank or the Company is insolvent, as such term will be defined in the Trust Agreement.
(F)           Retirement Plan Provisions:  Any benefit payable under the Retirement Plans shall be solely in accordance with the terms and provisions thereof, and nothing in this Agreement shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plans.
(G)           No Third Party Rights:  Nothing contained in this Plan nor any reference to the Retirement Plans is intended to give or shall give (in the absence of a Beneficiary designation) any spouse or former spouse of a Participant or any other person any right to benefits under the Plan.
(H)           Tax Payment:  Notwithstanding the preceding provisions of this Section 4.2, the Trustee may make payments from the Trust before they would otherwise be due in order to pay any Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3101, Section 3121(a) and Section 3121(v)(2) of the Code, where applicable, on compensation deferred under the Plan (the “FICA Amount”), or to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes.  Furthermore, the Trustee may also make payments from the Trust before they would otherwise be due at any time the Plan fails to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder, or any successor thereto, with respect to the Participant.  The amount of any payments pursuant to this Section 4.2(H) shall not exceed the lesser of (a) the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount, or (b) the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder, or any successor thereto.
4.3           Vesting of Benefits:
A Participant shall have a fully vested non-forfeitable right to benefits hereunder at such time as the Participant has a fully vested non-forfeitable right to benefits under the corresponding underlying Retirement Plan.

Article V – Administration; Amendments and Termination; Rights Against Employer
5.1           Administration:  The Committee shall administer this Plan, subject to Board review, in accordance with the provisions of the Plan and related Trust.  Such administration shall include but not be limited to the authority to execute the Plan on behalf of the Bank and any and all documents including the Agreements pertaining thereto.  The Agreements may set forth different terms of participation for different Participants.  If any terms of participation are governed by a Participant’s employment agreement with the Bank, the specific terms of the employment agreement shall be referenced in the Agreement and shall control.  Subject to Board review, any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan.
5.2           Liability of Committee, Indemnification:  To the extent permitted by law, no member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own gross negligence or willful misconduct.  The Bank and the Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including advancement of counsel fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.
5.3           Amendment:  The Board, shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment, by resolution.  Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants, except as otherwise provided in such amendment; provided, however, that said amendment shall not adversely affect benefits on a retroactive basis nor shall such amendment adversely affect benefits to the affected Participant or Beneficiary where the cause giving rise to such benefit (e.g., retirement) has already occurred.  For purposes of this Plan, a Change in Control shall constitute a cause having occurred which gives rise to a Participant’s and/or his Beneficiary’s benefits hereunder, and such benefits shall not be adversely affected.
5.4           Termination of the Plan:  The Bank has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect.  However, the Board, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time, and in such event, benefit accruals hereunder shall cease and the obligation to pay benefits shall be fixed on date of termination, provided, however, benefits shall not be affected, where the cause giving rise to such benefit (e.g., retirement, Change in Control) has already occurred.

5.5           Rights Against the Bank, the Company or any Subsidiary:  The establishment of this Plan shall not be construed as giving to any Participant, employee or any person whomsoever, any legal, equitable or other rights against the Bank, the Company, or any Subsidiary, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Bank, the Company or any Subsidiary, or in shares of Company stock, or giving any employee the right to be retained in the employment of the Bank, the Company or any Subsidiary.  All employees and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.  The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Bank and the Company; provided, however, that the Bank may terminate this Plan or any benefit hereunder, subject to Sections 5.3 and 5.4 above.
5.6           Expenses:  The cost of this Plan and related Trust and the expenses of administering the Plan and related Trust, including, without limitation, any fees or taxes applicable to the related Trust shall be borne by the Bank.

Article VI – General and Miscellaneous
6.1           Spendthrift Clause:  No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary.  Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
6.2           Severability:  In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
6.3           Construction:  The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan.  Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.  When used herein, the masculine gender includes the feminine gender.
6.4           Governing Law:  The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of New York unless superseded by federal law.
6.5           No Requirement to Fund:  Neither the Bank nor the Company is required to fund this Plan; however, either may do so as provided in the Trust Agreement.  Participants shall have no security interest in any such amounts.  It is the Bank’s intention that this Plan be construed as an unfunded excess benefit plan as said term is defined in Sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974, as amended from time to time.
6.6           Payment Due an Incompetent:  If the Committee receives evidence that a Participant or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment the Committee may, in its sole discretion, direct the payment to any other person or trust which has been legally appointed by the courts.
6.7           Taxes:  Participant acknowledges that all amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or his Beneficiary which are required to be paid or withheld by the Bank.
6.8           Change in Control:
(A)           Definition:  For purposes of this Plan, a “Change in Control” shall mean an event which constitutes a change in the ownership or effective control of the Bank or the Company, or in the ownership of a substantial portion of the assets of the Bank or the Company, as set forth in Treasury regulation 1.409A-3(i)(5) or any successor thereto.
(B)           Operation:  In the event a Participant is in the active employ of the Bank at any time within the thirty (30) day period immediately preceding a Change in Control, the Participant shall receive payment of his benefits under the Plan on the date a Change in Control occurs.  Benefits payable to the Participant pursuant to subsection 4.1(B) above shall be paid on the date of a Change in Control in a single lump sum payment.  Benefits payable to a Participant pursuant to Section 4.1(C) above shall also be paid to the Participant in a single lump sum payment on the date of a Change in Control using the actuarial factors for purposes of determining lump sum benefit payments under the Pension Plan.  Unless otherwise specified in the Agreement or in a separate employment agreement or change in control agreement, no further benefits shall accrue under the Plan after the date a Change in Control occurs and the Plan shall terminate as of that date.

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Exhibit A

Forms of Benefit

5 Year Certain & Life Pension

Single Life Pension

50% Joint & Survivor Pension

50% Joint & Survivor Pension with 5 Year Certain

100% Joint & Survivor Pension

50% Joint & Survivor Pension with Pop-up

100% Joint & Survivor Pension with Pop-up

Lump Sum Payment